NTL Incorporated announces preliminary results for three months ended September 30, 2003

New York, New York, October 31, 2003 NTL Incorporated (NASDAQ: NTLI) announced today the preliminary financial results for the Company as well as selected consumer operating statistics for ntl: home for the quarter ended September 30, 2003.

The Company expects to release its full quarter-end financial results on November 12, 2003 and will host a conference call at 1:30 pm UK time, 8:30 am EST on the same day. The Company will issue a press release with the dial-in number for the conference call approximately one week before the event.

THIRD QUARTER HIGHLIGHTS

•	Revenues increase to £555.2 million, Combined Segment Profit increases to £201.4 million and Net Loss decreases to £117.3 million

•	ntl:home adds 56,200 net customers and 123,400 Revenue Generating Units in the quarter

•	Average Revenue Per User increases to £41.43 from £41.04 in the second quarter

•	Over 30% of customers taking ntl’s broadband services

Financial Highlights			Quarterly Results
	£			$
(In millions)	Q3-2003		Q3-2002	Q3-2003		Q3-2002
Revenues
ntl: home	£371.8	(1)	£350.4	$598.7	(1)	$543.9
ntl: business	69.4		76.7	111.8		119.2
ntl: broadcast	67.6		63.4	108.8		98.5
ntl: carriers	28.5		28.5	45.9		44.5
ntl: Ireland	17.9		15.7	28.9		24.2

Total revenues	£555.2		£534.7	$894.1		$830.3

Segment profit (loss)
ntl: home	£176.5	(2)	£151.5	$284.1	(2)	$234.5
ntl: business	26.9	(3)	18.0	43.3	(3)	28.1
ntl: broadcast	28.2		28.1	45.4		43.7
ntl: carriers	23.9		24.5	38.5		38.1
ntl: Ireland	7.5	(4)	4.5	12.2	(4)	6.9
Shared services	(61.6)	(4)	(62.9)	(99.2)	(4)	(97.7)

Combined segment profit	£201.4		£163.7(5)	$324.3		$253.6(5)

Combined segment profit margin %	36.3%		30.6%	36.3%		30.6%
Net (loss)	£(117.3)		£(369.1)	$(188.9)		$(567.6)
Effective exchange rate ($/£)				1.61		1.55

(1)	In the third quarter, port charges billed to us by BT for the period August 2001 to July 2003, and consequently billed by us to our wholesale internet customers, were reduced following an Oftel investigation into BT’s pricing formula. This reduced Q3 2003 ntl: home revenues by £5.6 million ($9.0 million) and benefited ntl: home segment profit by £1.8 million ($2.9 million).

(2)	ntl: home segment profit in the third quarter benefited by £5.4 million ($8.7 million) due to a reduction in amounts previously expensed relating to charges payable to local authorities in respect of our network.

(3)	ntl: business segment profit in the third quarter benefited by £1.8 million ($2.9 million) due to a reduction in amounts previously expensed which were related to charges payable to local authorities in respect of our network.

(4)	The renegotiation of the IBM IT outsourcing contract in September 2003 benefited shared services segment (loss) in the third quarter by £6.5 million ($10.5 million) and ntl: Ireland segment profit in Q3 2003 by £1.0 million ($1.6 million) principally due to a reduction in rates previously charged. Of the benefit in Q3 of £7.5 million ($12.1 million), £6.8 million ($11.0 million) related to Q1 and Q2 2003. We expect the on-going quarterly savings in IT outsourcing costs to be approximately £4.6 million ($7.4 million) as a result of this reduction in rates.

(5)	Q3 2002 combined segment profit is presented prior to the effect of changes in certain assumptions relating to allocation of costs between capital and operating expense that were made in Q4 2002. Had they been applied in Q3 2002, these changes would have reduced Q3 2002 combined segment profit by approximately £10.2 million ($15.8 million) to £153.5 million ($237.8 million) and reduced combined segment profit margin from 30.6% to 28.7%.

     Key customer statistics for ntl: home are detailed below, including preliminary statistics for Q3 2003:

	Q3-2003	Q2-2003	Q1-2003	Q4-2002	Q3-2002
Total Customers (1)	2,809,500	2,753,300	2,713,500	2,686,400	2,667,000
Customer additions	158,500	129,300	116,100	105,800	84,000
Customer disconnects	102,300	89,500	89,000	108,100	113,000
Net customer movement	56,200	39,800	27,100	(2,300)	(29,000)
Churn (annualized)(2)	14.4%	12.9%	13.0%	15.9%	16.4%
Revenue Generating Units(3)	5,364,100	5,240,700	5,125,300	4,983,900	4,870,900
Television(4)	2,009,700	2,022,800	2,037,700	2,055,300	2,065,300
DTV	1,294,800	1,269,700	1,255,200	1,229,000	1,207,800
Telephone	2,489,800	2,453,700	2,426,700	2,411,500	2,425,000
Broadband	864,600	764,200	660,900	517,100	380,600
Service Units	5,785,600	5,666,500	5,561,600	5,454,100	5,528,500
Internet dial-up and DTV access	421,500	425,800	436,300	470,200	486,600
Internet dial-up free use (5)	0	0	0	0	171,000
Average Revenue Per User(6)	£41.43	£41.04	£40.65	£40.03	£38.89

(1)	Total customers include MATV customers from Q4 2002.

(2)	Our customer churn rate is calculated by dividing the number of customers lost in the most recent quarter, multiplied by four, by the average total number of customers we serviced during that quarter. There is generally a seasonal impact on our customer churn rate over the summer holiday and student vacation months.

(3)	Each telephone, television and broadband Internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers. The National Cable & Telecommunications Association (NCTA) reporting guidelines for the US Cable industry do not recognize dial-up Internet customers as RGUs, although they are revenue generating for NTL.

(4)	During Q3 2003 in connection with the migration of several billing systems under our billing system integration program, we identified approximately 15,000 ‘zero-pay’ analog TV RGUs which have since been removed from our subscriber reporting tables.

(5)	Service to these free use customers was discontinued in October 2002.

(6)	ARPU is calculated on a monthly basis by dividing total revenues generated from the provision of telephone, cable television and Internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers in that month. ARPU includes the former customers of BT Cable and MATV subscribers.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

Segment Profit (Loss)
 Our primary measure of profit or loss for each of our reportable segments is segment profit (loss). Our management, including our chief executive officer who is our chief operating decision maker, considers segment profit (loss) an important indicator of the operational strength and performance of our reportable segments. Segment profit (loss) for each division excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that division. These costs and expenses include depreciation, amortization, interest expense, foreign currency transaction gains (losses), share of income (losses) from equity investments, and taxation.

Other charges, including restructuring charges, and recapitalization expenses and other losses are also excluded from segment profit (loss) as management believes they are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Combined Segment Profit
 Combined segment profit is not a financial measure recognized under GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortization, asset impairments, non-cash compensation, other charges, share of income (losses) from equity investments, other (losses), foreign currency gains (losses) and recapitalization items, net, for each of our reportable business segments. This measure is most directly comparable to the GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to net income (loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare combined segment profit (loss) with other companies’ non-GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with GAAP.

Reconciliation of Revenues to US GAAP Revenues and Reconciliation of Combined Segment Profit to US GAAP net loss (in millions)

	3 months ended	3 months ended
	September 30, 2003	September 30, 2002

Revenues (in £’s)	£555.2	£534.7
Effective Exchange Rate	1.61	1.55

US GAAP Revenues (in US$’s)	$894.1	$830.3

Combined Segment Profit (in £’s)	£201.4	£163.7
Effective Exchange Rate	1.61	1.55

Combined Segment Profit (in US$’s)	$324.3	$253.6
Reconciling items:
Asset impairments	—	(26.6)
Other charges	(4.2)	(289.6)
Depreciation and amortization	(346.7)	(402.1)
Interest (expense) and other, net	(183.7)	(99.3)
Share of (losses) from equity investments	—	(3.5)
Foreign currency transaction gains	3.4	22.1
Recapitalization items, net	—	(32.6)
Income tax benefit	18.0	10.4
Subtotal	(513.2)	(821.2)
US GAAP Net (loss) (in US$’s)	$(188.9)	$(567.6)

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Various statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include those set forth under the caption “Risk Factors” in our registration statement on Form S-1 that is being filed with the SEC on October 31, 2003, such as:

•	potential adverse developments with respect to our liquidity or results of operations;

•	the significant debt payments commencing in 2005 and other contractual commitments coming due over the next several years;

•	our ability to fund and execute our business plan;

•	the impact of new business opportunities requiring significant up-front investments;

•	our ability to attract and retain customers, increase our overall market penetration and react to competition from providers of alternative services;

•	our ability to integrate our billing systems;

•	our significant management changes;

•	our ability to develop and maintain back-up for our critical systems;

•	our ability to respond adequately to technological developments;

•	our ability to maintain contracts that are critical to our operations;

•	our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;

•	interest rate and currency exchange rate fluctuations;

•	the impact of our recent reorganization and subsequent organizational restructuring; and,

•	risks related to the rights offering.

We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

For more information contact:

Investor Relations:
US: Patti Kraft, +1 610 667 5554
UK: Virginia Ramsden, +44 (0) 20 7967 3338

Media:
Alison Kirkwood, +44 (0)1256 752 662 / (0)7788 186 154
Justine Parrish, +44 (0)20 7746 4096 / (0)7966 421 991

Buchanan Communications:
Mark Edwards +44 (0)20 7466 5000
Jeremy Garcia +44 (0)20 7466 5000/ (0)7900 244 708